UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2017 (May 18, 2017)

Synacor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33843	16-1542712
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 La Riviere Drive, Suite 300 Buffalo, New York	14202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 853-1362

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Effective May 18, 2017, the board of directors of Synacor, Inc. (the “Company”) appointed Lisa Donohue as a director of the Company. This appointment fills a vacancy on the Company’s board of directors. Ms. Donohue will be a Class II director and serve in this role until the 2019 annual meeting of stockholders. Ms. Donohue was also appointed to the audit committee.

Ms. Donohue is president of Starcom Global Brand, a global media agency, having previously served as chief executive officer of Starcom USA. Ms. Donohue is also a member of the Publicis Media global leadership team. Ms. Donohue received a B.A. in Organizational Behavior and Management and Economics from Brown University.

Consistent with the Company’s non-employee director compensation policy, Ms. Donohue will receive annual cash retainers for her service on the board and the audit committee and an initial stock option grant of 50,000 shares. The stock options will vest over four years of service, with 25% vesting after completion of one year of service and the remainder vesting monthly over an additional three years of service. In addition, in the event of the Company’s change of control or Ms. Donohue’s death, disability or retirement at or after age 65, any unvested option shares will fully vest. Ms. Donohue will also enter into an indemnification agreement with the Company, in the same form entered into with the Company’s other directors and executive officers.

Item 9.01 Financial Statements and Exhibits.

99.1	Press release issued by Synacor, Inc. dated May 22, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNACOR, INC.

Date: May 22, 2017	By:	/s/ William J. Stuart
William J. Stuart
Chief Financial Officer and Secretary